Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CRIMSON WINE GROUP, LTD.
Crimson Wine Group, Ltd. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: Article IX, Section 1(h) of the Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended in its entirety to read as follows:
“(h) “Restriction Release Date” means the earliest of (i) July 28, 2026, (ii) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable successor provision) (“Section 382”), or (iii) the beginning of a taxable year of the Corporation as of which no Tax Benefits may be carried forward.”
SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
THIRD: This Certificate of Amendment shall be effective upon filing.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of the 28th day of July, 2023.

CRIMSON WINE GROUP, LTD.

By:    /s/ Jennifer Locke
    Name: Jennifer Locke
    Title: Chief Executive Officer